Item 6.
                                                                 Exhibit 11

                                 ROCKSHOX, INC.

            Statement regarding computation of net income per share
                     (In thousands, except per share data)



                                                      Three Months Ended
                                                 June 30, 1997   June 30, 1996
                                                 -------------   -------------
Weighted average shares of
 common stock................................        13,643          8,820
Dilutive effect of stock options.............           405            420
                                                 -------------   -------------
  Shares used in per share calculations......        14,048          9,240
                                                 -------------   -------------
                                                 -------------   -------------


Net income before accretion..................       $ 2,900        $ 1,349
Accretion for dividends on mandatorily
 redeemable preferred stock..................          --              (92)
                                                 -------------   -------------
  Net income available to common
   stockholders..............................       $ 2,900        $ 1,257
                                                 -------------   -------------
                                                 -------------   -------------

Net income per share.........................       $ 0. 21        $ 0. 14
                                                 -------------   -------------
                                                 -------------   -------------


The difference in per share amounts computed under both the primary and fully diluted basis is not material.

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